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                                                                    Exhibit 10.5

                           INTERNET SERVICES AGREEMENT


         AGREEMENT made this 29th day of December, 1999, between Webhelp.com Inc. ("Webhelp.com") with its principal office located at One Dundas Street West, Suite 2500, Toronto, Ontario Canada, M5G 1Z3 and Eliance Corporation ("PROVIDER"), with its principal office located at 7800 Equitable drive, Suite 250, Minneapolis, MN 55344 (collectively referred to as the "Parties") WHEREAS, Webhelp.com desires that PROVIDER provide certain services for Webhelp.com and

         WHEREAS, PROVIDER is willing to provide the services to Webhelp.com:

         IT IS AGREED:

         1. SERVICES. PROVIDER shall perform the services for Webhelp.com described on Schedule "A", attached, as it may be amended from time-to-time by mutual agreement of the Parties to reflect current campaigns of Webhelp.com (the "Services").

         2. TERM. The initial term of this Agreement shall commence on November 30th, 1999 and continue until, May 31st, 2000 unless terminated as provided for in paragraph 5 hereof.

         3. OBLIGATIONS OF THE PARTIES.

            a. PROVIDER. PROVIDER, in order to fulfill its obligations under this Agreement, agrees that it will employ its reasonable efforts to:

               (1) employ and train Web Wizards and Web Gurus (as defined in
                   Schedule A) in accordance with defined skill set requirements as identified in Schedule A, attached, to provide the Services. Specifically, PROVIDER shall make available to Webhelp.com up to 150 stations twenty-four hours per day beginning on the date hereof

               (2) maintain in full working order all equipment and machines necessary for PROVIDER's performance, including computers and internet connections with an average response time (i.e. transmission time) of 2.5 seconds when used with Webhelp.com's specified chat application;

               (3) utilize the technology as provided for by Webhelp.com in strict accordance with the documented procedures and the training materials as provided for and other items reasonably requested by Webhelp.com;

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               (4) monitor, on a random sampling basis, Internet services and communication aspects of the services provided hereunder on a daily basis across all hours of operation to ensure quality control and compliance with all material aspects of the policies and training programs related to those services;

               (5) upon Webhelp.com's request, analyze and deliver to
                   Webhelp.com recommendations for:

                   (a) the need for multilingual agents or alternative
                       mechanisms to handle calls from non-English speaking callers;

                   (b) phrase modifications;

                   (c) other aspects of the Program relating to the Services
                       performed by PROVIDER.

               (6) provide, on a daily basis, all hours worked, broken down by employee;

               (7) provide facility access and one office at PROVIDER's Minot and Minneapolis facilities (for so long as PROVIDER occupies such facility) to work in for Webhelp.com's employees or Webhelp.com contractors as deemed necessary; Webhelp.com employees at the facility must abide by the same security and safety procedures as PROVIDER'S employees;

               (8) be available to meet at all reasonable times with Webhelp.com and its representatives at Webhelp.com's headquarters or other location reasonably designated by Webhelp.com. As part of the fees set forth on Schedule B, Webhelp.com shall reimburse PROVIDER for all reasonable out-of-pocket travel, food and lodging expenses associated with such meetings.

                   (b) WEBHELP.COM. Webhelp.com, in order to properly assist
                       PROVIDER in the fulfillment of its Services under this Agreement, warrants and represents that:

               (1) all phrases and product descriptions provided by Webhelp.com to PROVIDER will be complete and accurate and shall be made available to PROVIDER as soon as practicable.

               (2) it will provide PROVIDER with a staffing matrix at least one
                   (1)

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                   week in advance setting forth the number of hours it
                   wishes Web Wizards to provide Services in the week following its intended start date. Webhelp.com acknowledges that any staffing matrix which results in an increase in the number of Web Wizard hours utilized in the Program during the previous week shall be on a optional basis only by PROVIDER;

               (3) it will provide forty-eight (48) hour's advance notice to
                   PROVIDER as to any reduction in staffing; however where a Web Wizard has been working on the project for more than 90 days, there will be a requirement of 30 days notice unless their termination is requested due to quality issue(s) which Webhelp.com in its sole discretion views as detrimental to its business it will provide forty-eight (48) hour's advance notice to PROVIDER as to other changes requested in the day-to-day operation of the Project;

               (4) it shall designate, from time-to-time, a Program contact available by telephone, fax and mailing address during the entire term of this Agreement; and

               (5) It shall provide to PROVIDER, at Webhelp.com's expense, all application software necessary for PROVIDER to perform the Services, all training materials required to train PROVIDER's Web Wizards and Web Gurus to provide the Services and appropriate training at PROVIDER's facilities in Minot, ND.

         4. SERVICE FEES: TERMS. Webhelp.com shall pay PROVIDER, without right to setoff, the fees for Services throughout the term of this Agreement (the "Service Fees") as provided for on Schedule B, attached, as the same may be amended from time to time by the Parties. PROVIDER shall invoice Webhelp.com for Service Fees bi-weekly in arrears. Payment shall be due within 7 days of receipt of the invoice and shall be made by wire transfer to the account of PROVIDER specified in a notice to Webhelp.com from time-to-time. Payments received by PROVIDER more than thirty days of receipt of the invoice by Webhelp.com shall be accompanied by interest from the due date until the date received at the rate of 1% per month, compounded monthly. Notwithstanding the foregoing, no payments of any kind shall be made in respect periods prior to January 1, 2000.

         5. TERMINATION. This Agreement may be terminated only upon one of the following events:

            a. By agreement of the Parties in writing;

            b. By either Party providing at least ninety (90) days'
               advance written notice of its intent to terminate this Agreement at the end of the then current term;

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            c. At either Party's election in the event the other
               Party is in material breach of this Agreement and has not cured the specified breach within ten (10) days of receipt of a written notice to cure the same.

            d. On May 31, 2000, unless the parties shall agree in writing to extend the term hereof.

         6. EXCUSABLE DELAY. No party hereto will be liable to the another for failure to perform any obligation hereunder during such time that performance of that obligation is rendered impossible due to an act of God, fire, flood, or other natural catastrophe, any law, order, regulation or request of the federal, state or local government or agency thereof having jurisdiction over either party, or any other event which is beyond the control of the applicable party hereto.

         7. CONFIDENTIALITY. Each Party will safeguard and hold as confidential this Agreement and all information including software, systems, processes and techniques, provided by the other Party regarding its marketing strategy, sales presentations, pricing, products offered or any other aspect of its business organization and marketing activity which could reasonably be expected to be confidential information. Each Party will use the information provided by the other Party solely for the purposes contemplated by this Agreement and will not disclose such information to persons other than those employees and agents of such Party having a need to know the information in order to perform such Party's obligations under this Agreement. Upon written request from the transmitting Party, all confidential information which a Party receives from the transmitting Party must be returned to the transmitting Party at the termination of this Agreement. The PROVIDER agrees that from and after the date hereof and for a period of one year, will not, without obtaining prior written consent from Webhelp.com, directly or indirectly engage in any activity or act in any manner, including but not limited to, as an individual, owner, sole proprietor, founder, associate, promoter, partner, joint venture, shareholder, (other than as a less than five percent (5%) shareholder of a publicly traded corporation), officer, director, trustee, manager, employer, employee, independent contractor, subcontractor, principal, agent, salesman, broker, representative consultant, advisor, investor or otherwise, as or for any business or entity that is engaged in a business that is directly competitive with the "webhelp.com" service to be offered by Webhelp.com (i.e., the service whereby Webhelp.com makes available Web Wizards to handle customer-initiated Internet search inquiries), but otherwise may continue to function as an Internet contact center for other clients. The parties acknowledge that if this paragraph is breached, that irreparable harm could occur to the injured Party for which no adequate remedy at law would exist. It is, therefore, agreed that the injured Party shall be entitled to injunctive relief with respect to any breach under this paragraph in addition to any remedies it may have at law. The provisions of this paragraph will survive the termination of this Agreement.

         8. LIMITATION. Notwithstanding anything to the contrary contained in this Agreement, a Party receiving confidential information from the other Party will not be precluded from (i) the use or disclosure of any such confidential information which currently is known

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generally to the public or which subsequently has come into the public domain, other than by way of disclosure in violation of this Agreement, (ii) the use or disclosure of any confidential information that becomes available to the receiving Party on a non-confidential basis from a source other than the Party providing it under this agreement, provided that such source is not known by the Party receiving the confidential information to have a legal obligation prohibiting the disclosure of such information, or (iii) any disclosure of the confidential information required by law or legal process or required to enforce this Agreement.

         9. RELATIONSHIP OF PARTIES. The parties do not have and are not to be deemed to have the relationship of principal/agent/joint venture or partnership. Except as expressly provided for in this Agreement, neither Party is authorized to act for the other in any way. The parties, in furnishing Services to each other under this Agreement, are acting only as independent contractors.

         10. INDEMNIFICATION OF PROVIDER. Webhelp.com will indemnify PROVIDER and its shareholders, employees, agents and affiliates (each an "Indemnified Party") against any losses, liabilities, damages or expenses (including amounts paid for attorneys' fees, judgments and settlements in connection with any threatened, pending or completed action, suit or proceeding) to which any of such persons may become subject in connection with the Services to be provided under this Agreement or otherwise arising out of this agreement except, as to any Indemnified Party, to the extent any such losses, liabilities, damages or expenses are finally determined by a court of competent jurisdiction to have resulted solely from the violation of this Agreement by the Indemnified Party.

         11. NOTICES. All notices, demands, or communications which are required under this Agreement and invoices will be deemed given (and with respect to invoices deemed received) on date of receipt, if personally delivered, when sent by confirmed electronic facsimile transfer, or deposited with an overnight courier service, and addressed to the parties at their above addresses or at such other address as either party may designate in writing from time-to-time, and if given in any other manner, will be deemed given upon actual receipt.

         Until otherwise directed in writing, all notices shall be directed:

                  If to Webhelp.com:

                  Attn:  Kerry E. Adler
                  President and CEO
                  One Dundas Street West
                  Suite 2500
                  Toronto, Ontario M5G 1Z3 Canada
                  Fax 1-416 -542-5420

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                  If to PROVIDER:

                  Attn: Paul Eidness
                  General Counsel
                  Eliance Corporation
                  7800 Equitable Drive, Suite 250
                  Minneapolis, MN 55344
                  Fax 1-612-294-1407

         12. SUCCESSORS AND ASSIGNS. This Agreement will be binding upon and will benefit the parties, their successors and assigns, including any successor to the business or substantially all of the assets of such party. Such assignment shall not, however, relieve the obligations of the assignor, unless agreed to in writing by the other parties to this Agreement. The PROVIDER shall be permitted to use "temporary employees" in the provision of services hereunder.

         13. GOVERNING LAW. This contract will be governed by the laws of the State of Minnesota applicable herein, without regard to its conflicts of laws principles.

         14. LANGUAGE The parties have agreed that this contract shall be written in the English language only.

         15. SEVERABILITY. The invalidity or unenforceability of any particular provision of this Agreement will not affect the other provisions hereof, and this Agreement is to be construed in all respects as if such invalid or unenforceable provisions were omitted.

         16. AMENDMENTS: WAIVER. Any change to this Agreement must be in writing and signed by all parties hereto to be valid. No waiver of any provision of this Agreement is valid unless it is in writing and signed by the person who is claimed to have made such waiver.

         17. ENTIRE AGREEMENT. This Agreement constitutes the entire and complete agreement among the parties regarding the subject matter hereof and supersedes all prior correspondence, discussions, agreements, and understandings, including, without limitation, that certain letter of intent dated November 26, 1999, unless otherwise mutually agreed in writing subsequent to the execution of this Agreement.

         18. AUTHORIZATION. The parties signing this Agreement individually represent and warrant that the entities for which they are signing this Agreement have taken all steps necessary and proper to authorize this Agreement and the execution thereof by the parties signing for them.

         19. DISCLAIMER. Neither party hereto makes any representations or warranties in connection with the subject matter of this Agreement other than those explicitly set forth in this Agreement.

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         IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date of PROVIDER's acceptance below.

ACCEPTED AT Toronto, Ontario, Canada

ELIANCE CORPORATION                                  WEBHELP.COM INC.


By:_____________________________                     By:_______________________
     Jeff Farstad                                       Kerry E. Adler
     Title: Chairman                                    Title: CEO and President



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                                  SCHEDULE "A"


Schedule A consists of the attached 7 pages






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                                  SCHEDULE "B"
                                  SERVICE FEES

Webhelp.com shall reimburse PROVIDER for the salaries and benefits of WebWizards, Web Gurus and Web Assurance Reps., prorated based on the number of station-hours devoted to services hereunder.

In addition, Webhelp.com shall pay PROVIDER a percentage of the cost of the lease of the Minot facility, equipment leases, utilities and other overhead costs directly related to the provision of call center services in Minot equal to a fraction (i) the numerator of which is the daily average number of station-hours dedicated solely to Webhelp.com at such facility from December 1, 1999 through December 22, 1999 and (ii) the denominator of which is the daily average number of station-hours filled at such facility from December 1, 1999 through December 22, 1999.

Furthermore, upon presentation of proper invoices therefore and proof of payment, Webhelp.com will reimburse the PROVIDER for all other reasonable out-of-pocket expenses which shall have been pre-approved in writing by Webhelp.com, which approved shall not be unreasonably withheld (including to, purchase of equipment used at the call center).

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